As filed with the Securities and Exchange Commission on August 24, 2006
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BABYUNIVERSE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida	65-0797093

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
150 South U.S. Highway One
Suite 500
Jupiter, Florida 33477
(561) 277-6400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John C. Textor
BabyUniverse, Inc.
150 South U.S. Highway One
Suite 500
Jupiter, Florida 33477
(561) 277-6400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Bradley D. Houser, Esq.
Akerman Senterfitt
One S.E. Third Avenue, 28th Floor
Miami, Florida 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price per	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Unit(2)	Price	Registration Fee
Common Stock, par value $0.001 per share	224,669 shares	$7.00	$1,553,384	$166.21

(1)	This registration statement also covers an indeterminate number of shares of common stock that may be issued by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 of the Securities Act.

(2)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) of the Securities Act, based on the average of the high and low prices reported on The Nasdaq Capital Market on August 16, 2006.
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
BABYUNIVERSE, INC.
224,669 Shares of Common Stock, Par Value $0.001 per Share

     This prospectus relates to the offer and sale of up to 224,669 shares of our common stock by the selling shareholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock by the selling shareholders under this prospectus.
     The selling shareholders may from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. These sales may be made on The Nasdaq Capital Market or any national securities exchange on which our common stock in then traded, in the over-the-counter market or in negotiated transactions. See “Plan of Distribution” on page 20.
     Our common stock is traded on The Nasdaq Capital Market under the symbol “POSH.” On August 23, 2006, the last reported sale price of our common stock reported on The Nasdaq Capital Market was $7.15.

     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August __, 2006

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PROSPECTUS SUMMARY
About this Prospectus
     When used in this prospectus and any prospectus supplement, the terms “we,” “our,” “us” or the “Company” refer to BabyUniverse, Inc. and its subsidiaries. The following summary contains basic information about us. It likely does not contain all of the information that is important to you. We encourage you to read this entire prospectus and the documents we have referred you to.
BabyUniverse, Inc.
     We are a leading online retailer in the United States of brand name baby, toddler and maternity products, as well as high-end, antique-crafted furniture to this country’s most affluent new mothers, through our primary websites BabyUniverse.com, Poshtots.com, and DreamtimeBaby.com. We also offer furniture and other home accessories through PoshLiving.com, and our recently introduced online e-zine and content sites, PoshCravings.com and ePregnancy.com, offer advertising-sponsored, female-oriented content.
     With our acquisition of PoshTots.com and PoshLiving.com, we have expanded our business to include e-commerce and e-content offerings focused on this country’s most affluent online female consumers. With our acquisition of ePregnancy.com, we intend to grow that portion of our revenues that come from advertising-sponsored, female-oriented content. We are pursuing a dual strategy of organic growth and acquisition growth that is designed to establish BabyUniverse as the leader in the online baby marketplace. Beyond the baby segment, we intend to leverage our efficient and growing e-commerce platform to acquire other female-oriented e-commerce, marketing and new media companies.
     As an industry leader, we have grown our business internally since inception by increasing our presence in what we have identified to be the largest and most efficient Internet shopping portals, as well as through search engine marketing, resulting in substantially increased traffic to our website. We have also increased our sales conversion rate by broadening our product offerings and by actively managing the placement of the best-selling products on our website. As a result, our sales have increased substantially year over year since our inception.
     Our e-commerce offerings include over 30,000 products from over 600 manufacturers that are presented in easy-to-use online shopping environments that include baby, toddler and maternity accessories, apparel, bedding, furniture, toys and gifts. These products are available in a variety of styles, colors and sizes which account for over 100,000 stock keeping units (“SKUs”). We also provide expert buyer’s guides and product descriptions to assist our customers with finding quality products and to help parents make informed decisions about their babies’ and toddlers’ needs and safety.
     Our intention is to continue to pursue a balanced growth strategy that contemplates a combination of internal and external initiatives. With respect to our internal or “organic” growth strategy, we are committed to continuing to build our brand recognition, focusing on the quality of the customer’s online shopping experience and expanding our product offerings while enhancing our overall economic and operating efficiencies. We also intend to evaluate marketing opportunities in the U.S. Hispanic and Latin American markets as well as explore additional marketing channels for our products. In addition to pursuing our organic growth initiatives, we intend to actively pursue an external growth strategy that contemplates our company consummating the strategic acquisition of companies in our industry. The market for online retailers offering baby, toddler and maternity related products is highly fragmented with a significant number of small competitors representing a significant percentage of total segment sales.

     We believe that our seasoned senior management team and our scalable business architecture make us well-suited to acquire both large and small industry competitors. As part of our acquisition strategy, we intend to preserve the goodwill and marketing relationships of acquired companies as necessary to maintain and grow market share.
Executive Offices
     Our executive offices are located at 150 South U.S. Highway One, Suite 500, Jupiter, Florida 33477 and our telephone number is (561) 277-6400. The information on or that can be accessed through our websites www.babyuniverse.com, www.dreamtimebaby.com, www.poshtots.com, www.poshliving.com, www.poshcravings.com and www.epregnancy.com is not part of this prospectus.

The Offering

Shares of common stock offered by the selling shareholders	224,669 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

Our Nasdaq Capital Market symbol	POSH

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
     This prospectus contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited, to statements concerning:
•	the anticipated benefits and risks associated with our business strategy;

•	our future operating results and the future value of our common stock;

•	the anticipated size or trends of the markets in which we compete and the anticipated competition in those markets;

•	our ability to attract customers in a cost-efficient manner;

•	our ability to attract and retain qualified management personnel;

•	potential government regulation;

•	our future capital requirements and our ability to satisfy our capital needs;

•	the anticipated use of the proceeds realized from this offering;

•	the potential for additional issuances of our securities;

•	the possibility of future acquisitions of businesses or assets; and

•	possible expansion into international markets.
     Furthermore, in some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the Risk Factors section above. These factors may cause our actual results to differ materially from any forward-looking statement.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS
This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our business, results of operations or financial condition in the future. If any of the following risks and uncertainties develop into actual events, our business, results of operations or financial condition could be adversely affected. In those cases, the trading price of our common stock could decline and you may lose all or part of your investment.
Risks Related to Our Business
Our limited operating history makes it difficult for us to accurately forecast our revenues and appropriately plan our expenses.
     We commenced operations in 1997 and have a limited operating history. As a result, it is difficult to accurately forecast our revenue and plan our operating expenses. We base our current and future expense levels on our operating forecasts and estimates of future revenues. Revenues and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive, which are uncertain. Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income in a given quarter to be lower than expected.
We have incurred significant operating losses in the past and may not be able to sustain profitability in the future.
     We experienced significant operating losses from our commencement of operations and were not profitable on a full year basis except for 2004. As a result, our business has a limited record of profitability and may not become profitable or increase in profitability. If we are unable to acquire baby, toddler and maternity products at commercially reasonable prices, if revenues decline or if our expenses otherwise exceed our expectations, we may not be able to sustain or increase profitability on a quarterly or annual basis.
     As a result of our significant operating losses in prior periods, we have accrued substantial net operating loss carryforwards. If we are unsuccessful in generating sufficient net income in future periods, these assets may expire before they are utilized.
We have significant working capital needs and if we are unable to obtain additional financing, when needed, we may not have sufficient cash flow to run our business.
     As of June 30, 2006, our cash on hand amounted to just over $2 million. While we intend to finance our future operations from our cash balance and from cash flow from operations, these sources may not provide us with adequate financing. In that event, we would need to seek additional financing from lenders and investors. If we are not able to obtain such adequate financing, when needed, it would have a material adverse effect on our financial condition and results of operations.

The terms of our indebtedness may restrict our ability to operate and grow our business
     The terms of our Senior Loan and Security Agreement with Hercules Technology Capital, Inc. (the “Loan” or the “Loan Agreement”) impose restrictions on our ability to, among other things, borrow and make investments, acquire other businesses, and make capital expenditures and distributions on our capital stock. In addition, the Loan Agreement requires us to satisfy specified financial covenants, including a covenant to maintain a current ratio of at least .85 on September 30, 2006, at least .90 on December 31, 2006 and at least 1.0 thereafter. Our ability to comply with these provisions depends, in part, on factors over which we may not have control. These restrictions could adversely affect our ability to pursue our operating and growth strategy. If we fail to maintain the required current ratio, we have certain rights to cure such failure with an equity financing, but there can be no assurance that we would be able to raise such equity financing to effectuate such a cure. If we were to breach any of our financial covenants or fail to make scheduled payments, and such breach continues beyond applicable cure periods, our creditors could declare all amounts owed to them to be immediately due and payable. We may not have available funds sufficient to repay the amounts declared due and payable and may have to sell our assets to repay those amounts. The Loan is secured by substantially all of our assets. If we cannot repay all amounts that we have borrowed under the Loan Agreement, our lender could proceed against our assets.
Our quarterly operating results may fluctuate and could be below expectations because we operate in the retail sales industry, which is seasonal.
     We operate in the retail sales industry, which is seasonal and dependent on general economic conditions, consumer spending and other factors. Our historical results of operations have been moderately seasonal, reflecting a general pattern of peak sales in mid-fourth quarter. We believe that our limited operating history and historical growth trends may have masked the effect of typical seasonal fluctuations. We cannot assure you that our business will continue its historical growth trend, or that it will not conform to industry norms for seasonality in future periods. Companies operating in the retail sales industry typically realize a disproportionate amount of their revenues during the fourth quarter of each calendar year. If our business begins to reflect industry norms for seasonality, we may incur significant additional expenses during our fourth quarter, including higher inventory of product and additional staffing in our fulfillment and customer support operations, in anticipation of increased sales activity. Consequently, if we were to experience lower than expected revenues during any future fourth quarter, whether from a general decline in economic conditions or other factors beyond our control, it would have a disproportionately large impact on our operating results and financial condition for that year. In the future, our seasonal sales patterns may become more pronounced, may strain our personnel and fulfillment activities and may cause a shortfall in revenues as compared to expenses in a given period, which would substantially harm our financial condition and results of operations.
Purchasers of baby, toddler and maternity products may not choose to shop online, which would prevent us from increasing revenues.
     The online market for baby, toddler and maternity products is significantly less developed than the online market for books, music and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Our success will depend in part on our ability to attract consumers who have historically purchased baby, toddler and maternity products through traditional retailers. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or price our products more competitively than we currently anticipate in order to attract additional online consumers to our websites and convert them into purchasing customers. Specific factors that could dissuade consumers from purchasing baby, toddler and maternity products from us include:

•	concerns about buying baby, toddler and maternity products such as luxury strollers, expensive car seats and bedding for their child without a physical storefront, face-to-face interaction with sales personnel and the ability to physically handle and examine products;

•	delivery time and/or costs associated with Internet orders;

•	product offerings that do not reflect consumer tastes and preferences;

•	pricing that does not meet consumer expectations;

•	concerns about the security of online transactions and the privacy of personal information;

•	delayed shipments or shipments of incorrect or damaged products; and

•	inconvenience associated with returning or exchanging purchased items.
We intend to undertake acquisitions to expand our business, which may pose risks to our business and dilute the ownership of our existing shareholders.
     A key component of our business strategy includes strengthening our competitive position and refining the customer experience on our websites through internal development and growth. However, we intend to selectively pursue strategic acquisitions of companies in our industry. Integrating any newly acquired companies may be expensive and time-consuming. To finance any acquisition, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us, and, in the case of equity financings, would result in dilution to our shareholders. Any such acquisition may involve a number of risks, including:
•	Financial risks, such as (1) potential liabilities of the acquired companies; (2) costs associated with integrating acquired operations and businesses; (3) the dilutive effect of the issuance of additional equity securities; (4) the incurrence of debt; (5) the financial impact of valuing goodwill and other intangible assets involved in any acquisitions, potential future impairment write-downs of goodwill and the amortization of other intangible assets; (6) possible adverse tax and accounting effects; and (7) overpayment for the company.

•	Operating risks, such as (1) the diversion of management’s attention to the integration of the businesses to be acquired; (2) the risk that the acquired businesses will fail to maintain the quality of services that we have historically provided; (3) the need to implement financial and other systems and add management resources; (4) the risk that key employees of the acquired businesses will leave after the acquisition; and (5) unforeseen difficulties in the acquired operations.
     We cannot assure you that we will be able to consummate any acquisitions or, if consummated, successfully integrate the operations and management of future acquisitions. If we are unable to attract and consummate acquisitions, our growth could be adversely impacted.
We may not succeed in continuing to establish our brands, which would prevent us from acquiring customers and increasing our revenues.
     Since we have a limited operating history, a significant component of our business strategy is the continued establishment and promotion of the BabyUniverse, DreamtimeBaby, PoshTots, PoshLiving and PoshCravings brands. Due to the highly-fragmented and competitive nature of the online market for baby, toddler and maternity products, if we do not continue to establish our brands, we may fail to build the critical mass of customers required to substantially increase our revenues. Promoting and positioning our brands will depend largely on the success of our marketing and merchandising efforts and our ability to provide consistent, high quality customer experiences. To promote our brands, we have incurred and will continue to incur substantial expenses related to advertising, public relations and other marketing efforts. The failure of our brand promotion activities could adversely affect our ability to attract new customers and maintain customer relationships, and, as a result, substantially harm our financial condition and results of operations.
We face significant competition and may be unsuccessful in competing against current and future competitors.
     The baby, toddler and maternity products retail industry is intensely competitive, and we expect competition in the market to increase and intensify in the future. Increased competition may result in price pressure, reduced gross margins and loss of market share, any of which could substantially harm our financial condition and results of operations. Current and potential competitors include:
•	independent specialty stores;

•	retail baby, toddler and maternity products store chains;

•	other online retailers that sell baby, toddler and maternity products;

•	department stores, chain stores and mass retailers;

•	catalog and television shopping retailers;

•	discount superstores and wholesale clubs; and

•	online auction websites.
     Many of our current and potential competitors have advantages over us, including longer operating histories, greater brand recognition, existing customer and supplier relationships, and significantly greater financial, marketing and other resources. In addition, traditional store-based retailers offer consumers the ability to physically handle and examine products in a manner that is not possible over the Internet, as well as a more convenient means of returning and exchanging purchased products.
     Some of our competitors seeking to establish an online presence may be able to devote substantially more resources to website systems development and exert more leverage over the supply chain for baby, toddler and maternity products than we can. In addition, larger, more established and better capitalized entities may acquire, invest in or partner with traditional and online competitors as use of the Internet and other online services increases. Our online competitors can duplicate many of the products, services and content we offer, which could harm our financial condition and results of operations.
In order to increase revenues and to sustain or increase profitability, we must attract customers in a cost-effective manner.
     Our success depends on our ability to attract customers in a cost-effective manner. We have relationships with providers of online services, search engines, directories and other websites and e-commerce businesses to provide content, advertising banners and other links that direct customers to our website. We rely on these relationships as significant sources of traffic to our website. Our agreements with these providers generally have terms of one year or less. If we are unable to develop or maintain these relationships on acceptable terms, our ability to attract new customers would be harmed. In addition, many of the parties with which we have online-advertising arrangements could provide advertising services to other online or traditional retailers, including retailers with whom we compete. As a result, these parties may be reluctant to enter into or maintain relationships with us. Without these relationships, traffic to our websites could be reduced, which would substantially harm our financial condition and results of operations.

The shopping comparison portals on which we list our products (and through which we currently generate a significant percentage of our customer orders) may alter the terms of their merchant agreements at will, exposing us to a number of risks, including higher fees and an increased challenge of gaining prominent placement of our products on these portals.
     By virtue of the listing of our products on the various shopping comparison portals through which we currently generate a significant percentage of our customer orders, we are subject to the terms and conditions of such portals’ merchant and similar agreements. These agreements differ from one shopping comparison portal to another, but, in general, they provide that the comparison shopping portals can freely alter the terms and conditions of such agreements.
     This exposes us to a number of potential risks, including the risk that any or all of these portals may:
•	implement policies that prohibit our multiple website marketing strategy;

•	given their relative bargaining power as compared to listing merchants such as us, raise the minimum fees that some of these portals impose; and

•	alter the bases for a merchant’s initial or default listing on certain of these portals, which currently are dependent on such variables as the product price points or the quality of the merchant’s customer review ratings.
     Changes in the terms and conditions of our merchant and similar agreements with the shopping comparison portals on which we list our products could change or limit our marketing strategies, which may, in turn, disadvantage us relative to our competitors, particularly those with greater financial resources, increase our operating expenses and otherwise harm our business.
Our failure to meet customer expectations with respect to price would adversely affect our financial condition and results of operations.
     Demand for our products has been highly sensitive to pricing changes. In fact, we believe that a significant percentage of our online shoppers are greatly motivated by price. While we maintain manufacturer’s suggested retail pricing for some popular products, certain of our competitors may discount products below these levels. We may, therefore, be forced to lower prices for certain products. Any such changes in our pricing strategies have had and may continue to have a significant impact on our revenues, gross margins and net income. If we fail to meet customer expectations with respect to price in any given period, our revenues may be negatively impacted and our financial condition and results of operations would suffer.
We rely primarily on the sale of baby, toddler and maternity products for our revenues, and demand for these products could decline.
     The volume and dollar value of purchases of baby, toddler and maternity products, such as strollers, car seats and bedding, may significantly decrease during economic downturns. The success of our business depends in part on macroeconomic factors such as employment levels, salary levels, tax rates and credit availability, all of which affect consumer spending and disposable income. Any reduction in consumer spending or disposable income may affect us more significantly than companies in other industries.

     Our revenues and results of operations are, in part, dependent on the demand for strollers, car seats and bedding. Should prevailing consumer tastes for these products decline, demand for our products would decline and our business and results of operations would be substantially harmed.
Our brands and reputation and our ability to increase revenues may depend on our ability to successfully expand our product offerings.
     Our ability to significantly increase our revenues and maintain and increase our profitability may depend on our ability to successfully expand our product lines and our targeted product end user age group beyond our current offerings. Specifically, we intend to expand our product offerings in the toddler and maternity markets. If we offer a new product category that is not accepted by consumers or if we offer a series of products that are recalled for safety reasons, our brands and reputation could be adversely affected, our revenues may fall short of expectations and we may incur substantial expenses that are not offset by increased revenues. Expansion of our product lines may also strain our management and operational resources.
If we decide to offer new product lines or categories, we may jeopardize our current reputation and experience a decline in our operating results.
     We currently generate substantially all of our revenue from the sale of baby products. If we decide to commence offering new product lines or categories, our internal sales and delivery processes may not prove effective with respect to such other product categories. In addition, expansion into new product lines or categories may require us to incur significant marketing expenses and capital investments, develop sourcing arrangements with new vendors and comply with additional regulatory requirements. These requirements could strain our managerial, financial and operational resources. Additional challenges that may affect our ability to expand into new product categories include our ability to:
•	attract and retain suppliers to provide the expanded line of products to our customers on terms that are acceptable to us;

•	establish or increase awareness of new brands and product categories;

•	successfully market these new product offerings to existing and new customers;

•	achieve and maintain a critical mass of customers and orders across these product categories; and

•	maintain quality control over merchandise drop shipped directly by our suppliers to our customers.
We may not be able to successfully address any or all of these challenges. This could hamper a component of our growth strategy, damage our reputation in the eyes of our existing customers or suppliers, and cause a decline in our results of operations.

If our fulfillment operations are interrupted for any significant period of time, our reputation and brand could be damaged and our financial condition and results of operations would be substantially harmed.
     Our success depends on our ability to successfully receive and fulfill orders and to promptly and securely deliver our products to our customers. A portion of our inventory management, packaging, labeling and product return processes are performed from multiple facilities operated by other companies. Our newly-opened Las Vegas fulfillment center is susceptible to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins, earthquakes and similar events. We do not currently maintain back-up power systems at our Las Vegas fulfillment center. Our insurance may be insufficient to compensate us for losses that may occur in the event operations at our fulfillment center or a fulfillment center of one of our fulfillment vendors is interrupted. We may transfer or expand our fulfillment operations to a larger, or multiple fulfillment centers in the future. Any interruptions in our fulfillment center operations for any significant period of time, including interruptions resulting from the transfer to a new facility or the conversion to newly developed warehouse management systems, could damage our reputation and brand and substantially harm our financial condition and results of operations.
Our failure to acquire inventory at commercially reasonable prices would result in higher costs and lower gross margins and damage our competitive position.
     We purchase products for resale either directly from manufacturers, via drop ship arrangements or through our newly opened Las Vegas distribution center, or, to a lesser degree, through our California fulfillment agent. If we are unable to acquire inventory at commercially reasonable prices, our costs may exceed our forecasts, our gross margins and operating results may suffer and our competitive position could be damaged. The success of our business model depends, in part, on our ability to offer prices to customers that are at or below those of traditional baby retailers. We do not have supply agreements with our suppliers or such agreements are cancelable upon 30 days notice, and therefore, they can stop supplying us products at any time, for no reason and with limited or no notice. Our inability to maintain and expand these and other inventory supply relationships on commercially reasonable terms or the inability of our current and future suppliers to maintain arrangements for the supply of products sold to us on commercially reasonable terms would substantially harm our financial condition and results of operations.
If we fail to successfully expand our fulfillment capabilities, we may not be able to increase our revenues.
     We fulfill approximately 50% of our orders through our leased Las Vegas fulfillment center. We therefore rely extensively on other companies to fulfill our orders. If we or our vendors fail to quickly and efficiently fill customer orders, our operating results may suffer. The increased demand and other considerations may require us to significantly expand our fulfillment capabilities and facilities in the future. If we or our vendors do not successfully expand our or their fulfillment capabilities to accommodate increases in demand, we may not be able to substantially increase our revenues. Our efforts at expanding our fulfillment capabilities may cause disruptions in other areas of our business which could substantially harm our business and results of operations.

We rely on our suppliers and third-party carriers as a large part of our fulfillment process, and these third parties may fail to adequately serve our customers.
     In general, we extensively rely on our suppliers to promptly ship products to us or directly to the customers. Any failure by our suppliers to sell and ship such products to us or our customers will have an adverse effect on our ability to fulfill customer orders and harm our business and results of operations. Our suppliers, in turn, rely on third-party shippers to ship products to us or directly to the customers. We also rely on third-party shippers for product shipments to our customers. We are therefore subject to the risks, including employee strikes and inclement weather, associated with such carriers’ abilities to provide delivery services to meet our and our suppliers’ shipping needs. Our suppliers’ and third-party carriers’ failure to deliver products to us or our customers in a timely manner or to otherwise adequately serve our customers would damage our reputation and brand and substantially harm our financial condition and results of operations.
If we are unable to accurately manage our inventory, our costs of goods sold may increase more than expected and our reputation, financial condition and results of operations could suffer.
     While we have historically maintained low levels of inventory, we have recently begun to increase the levels of inventory we carry. Therefore, changes in consumer tastes for our products will subject us to increased inventory risks. The demand for specific products can change between the time we order an item and the date we receive it. Also, if we, our drop shippers or our fulfillment partner under-stock one or more of our products, we may not be able to obtain additional units in a timely manner on terms favorable to us, if at all, which would damage our reputation and substantially harm our business and results of operations. In addition, if demand for our products increases over time, we may be forced to increase inventory levels. If one or more of our products does not achieve widespread consumer acceptance, we may be required to take significant inventory markdowns, or may not be able to sell the product at all, which would substantially harm our financial condition and results of operations.
Our failure to effectively manage the growth in our operations may prevent us from successfully expanding our business.
     We have experienced, and in the future may experience, rapid growth in operations which has placed, and could continue to place, a significant strain on our operations, services, internal controls and other managerial, operational and financial resources. To effectively manage future expansion, we will need to maintain and/or expand our operational and financial systems and managerial controls and procedures, which include the following processes:
•	transaction-processing and fulfillment;

•	inventory management;

•	customer support;

•	management of multiple supplier relationships;

•	operational, financial and managerial controls;

•	reporting procedures; and

•	training, supervision, retention and management of our employees.
     If we are unable to manage future expansion, our ability to provide a high quality customer experience could be harmed, which would damage our reputation and brand and substantially harm our financial condition and results of operations.

Any significant interruption in the availability or functionality of our websites, or our order processing, fulfillment, distribution or communications systems for any reason could seriously harm our business.
     We have used proprietary information technology systems for order fulfillment, merchandising and our e-commerce platform since our inception. We are continually improving the overall technology infrastructure to improve the shopping experience, order fulfillment capabilities and technical capacity. In that regard, we successfully completed a system conversion project during 2005 to replace our accounting and financial reporting system with software provided by a major software vendor, as well as several projects to improve the security and reliability of our networks.
     During 2006, we are continuing our technology improvements with two additional important projects. The first relates to the implementation of a system to improve our warehouse management system in our newly-opened distribution center in Las Vegas. The second project relates to the replacement of our proprietary e-commerce platform through an outsourcing contract with a major vendor.
     Our ability to receive and fulfill orders successfully through our websites is critical to our success and largely depends upon the efficient and uninterrupted operation of our computer and communications hardware and software systems, including the successful conversion of those systems that are undergoing replacement or upgrade. Our systems and operations are vulnerable to unanticipated difficulties encountered during system conversion, upgrade or replacement, as well as to damage or interruption from power outages, computer and telecommunications failures, computer viruses, security breaches, terrorist attacks, natural disasters and other catastrophic events, and errors in usage by our employees and customers. Any significant interruption in the availability or functionality of our websites, or our order processing, fulfillment, distribution or communications systems for any reason could seriously harm our business.
If the hosting facilities where substantially all of our computer and communications hardware is located fail, our ability to effectively conduct business would be harmed.
     Our ability to successfully receive and fulfill orders and to provide high quality customer service depends in part on the efficient and uninterrupted operation of our computer and communications systems. Our systems and operations are vulnerable to damage or interruption from human error, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, break-ins and similar events. We do not presently have entirely redundant systems in multiple locations and our business interruption insurance may be insufficient to compensate us for losses that may occur. In addition, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of critical data, the inability to accept and fulfill customer orders or the unauthorized disclosure of confidential customer data. The occurrence of any of the foregoing risks could substantially harm our financial condition and results of operations.
We rely on the services of our key personnel, any of whom would be difficult to replace.
     We rely upon the continued service and performance of key technical, fulfillment and senior management personnel. If we lose any of these personnel, our business could suffer. Our future success depends on our retention of key employees, including John C. Textor, our Chairman of the Board and Chief Executive Officer, Jonathan Teaford, Executive Vice President, Karen Booth Adams, Chief Executive Officer of Posh Tots, Robert Brown, Chief Financial Officer, and John Studdard, Chief Technology Officer, all of whom we rely on for management of our company, development of our business strategy and management of our strategic relationships. Executive officers of the Company are bound by employment and noncompetition agreements. However, many of our other key technical, fulfillment or management personnel are not bound by employment or noncompetition agreements, and, as a result, these employees could leave with little or no prior notice.
Failure to adequately protect our intellectual property could damage our reputation and brands and substantially harm our business, financial condition and results of operations.
     Our success depends to a significant extent upon the protection of our proprietary intellectual property rights. We rely on a combination of trademark, trade secrets, copyright law and contractual restrictions to protect our intellectual property. These afford only limited protection. Despite our efforts to protect and enforce our proprietary rights, unauthorized parties may attempt to copy aspects of our website features and functionality or to obtain and use information that we consider as proprietary, such as the technology used to operate our website, our content and our trademarks.
     We have registered “BabyUniverse.com,” “DreamtimeBaby.com,” “PoshTots.com,” “PoshLiving.com,” “PoshCravings.com” and “ePregnancy” and the related logos as trademarks in the U.S. and Canada. We have also applied for the registration of the logos in their current formats in the United States and expect to continue to pursue the registration of our key service marks in relevant jurisdictions from time to time. There can be no assurance that any of these applications will be approved, that any issued registration will protect our intellectual property or that third parties will not challenge our marks. In addition, it is possible that trademark protection may not be available or may not be sought in every country in which our services are made available online.
     Our competitors have, and other competitors may, adopt service names similar to ours, thereby impeding our ability to build brand identity and possibly leading to customer confusion. In addition, there could be potential infringement claims brought by owners of other registered trademarks that incorporate variations of our trademarks or servicemarks. Any claims or customer confusion related to our trademarks or service marks could damage our reputation and brands and substantially harm our business, financial condition and results of operations.
     We currently hold several Internet domain names. Domain names generally are regulated by Internet regulatory bodies. We have not registered any country-specific domain names. If we lose the ability to use a domain name in a particular country, we would be forced to either incur significant additional expenses to market our products within that country, including the development of a new brand and the creation of new promotional materials and packaging, or elect not to sell products in that country. Either result could substantially harm our business and results of operations. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain relevant domain names in all of the countries in which we currently or intend to conduct business.
     The domain name babyuniverse.co.nz is registered and owned by a company named Baby Universe based in New Zealand. We are not related to or affiliated with the New Zealand company. The New Zealand company sells baby products via the Internet and appears to be focused substantially on the markets of Australia and New Zealand, as it claims on its website that many of its overseas customers place orders for friends and relatives living in Australia and New Zealand. The New Zealand company also claims it can ship to and has customers located in the United States, Canada and other countries where we conduct or intend to conduct business in the future. We have advised the New Zealand website to cease and desist from shipping goods into the United States. Our inability to successfully assert the priority of our rights in the BabyUniverse or our other names, trademarks and brands in the United States or other countries could harm our business and results of operations.
     Litigation or proceedings before the U.S. Patent and Trademark Office may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and domain names and to determine the validity and scope of the proprietary rights of others. Any litigation or adverse priority proceeding could result in substantial costs and diversion of resources and could substantially harm our business and results of operations. Finally, we intend to sell our products internationally, and the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States.
Assertions by third parties of infringement by us of their intellectual property rights could result in significant costs and substantially harm our business and results of operations.
     Other parties may assert infringement or unfair competition claims against us. In the past, we have received notices from third parties alleging that our service marks infringe proprietary rights held by them. We may receive other similar notices from, or have lawsuits filed against us by, third parties in the future. We cannot predict whether third parties will assert claims of infringement against us, or whether any past, present or future claims will prevent us from operating our business as planned or whether any such assertions or claims arising from such assertions will substantially harm our business and results of operations. If we are forced to defend against any infringement claims, whether they are with or without merit or are determined in our favor, we may face costly litigation, diversion of technical and management personnel or product shipment delays. Furthermore, the outcome of a dispute may be that we would need to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all.
Increased product returns and the failure to accurately predict product returns could substantially harm our business and results of operations.
     We offer our customers 30 to 60-day return policies that allow our customers to return most products (except special order items that are subject to a 30% restocking fee) if they are not satisfied with their purchase for any reason. Actual merchandise returns are difficult to predict and may significantly exceed our projections or our expectations. Any significant increase in merchandise returns above our allowances would substantially harm our business, financial condition and results of operations.
We may be unsuccessful in expanding our operations internationally.
     To date, we have made very limited international sales, but we anticipate expanding our international sales in the long term. Any international expansion plans we choose to undertake will require management attention and resources and may be unsuccessful. We have minimal experience in selling our products in international markets or in conforming to the local cultures, standards or policies necessary to successfully compete in those markets. We do not currently have any international fulfillment, distribution or server facilities or any website content localized for foreign markets and we cannot be certain that we will be able to establish a global presence if we choose to expand internationally. In addition, we may have to compete with retailers that have more experience with local markets. Our ability to expand internationally may also be limited by the demand for our products and the adoption of e-commerce in these markets. Different privacy, censorship and liability standards and regulations and different intellectual property laws in foreign countries may cause our financial condition and results of operations to suffer.

     Any future international operations may also fail to succeed due to other risks inherent in foreign operations, including:
•	the need to develop new supplier and shippers relationships;

•	unexpected changes in international regulatory requirements and tariffs;

•	higher costs, and longer delivery times, associated with international shipping;

•	difficulties in staffing and managing foreign operations;

•	longer payment cycles from credit card companies;

•	potential adverse tax consequences;

•	lack of infrastructure to adequately conduct e-commerce transactions or fulfillment operations;

•	the inability to use our various brand names or trademarks;

•	price controls or other restrictions on or fluctuations in foreign currency; and

•	difficulties in obtaining export and import licenses.
     Our failure to successfully expand our operations internationally may cause our financial condition and results of operations to suffer.
Risks Related to Our Industry
If use of the Internet, particularly with respect to online commerce, does not continue to increase as rapidly as we anticipate, our business will be harmed.
     Our future revenues and profits are substantially dependent upon the continued use of the Internet as an effective medium of business and communication by our target customers. Internet use may not continue to develop at historical rates and consumers may not continue to use the Internet and other online services as a medium for commerce. Highly publicized failures by some online retailers to meet consumer demands could result in consumer reluctance to adopt the Internet as a means for commerce, and thereby damage our reputation and brand and substantially harm our financial condition and results of operations.
     In addition, the Internet may not be accepted as a viable long-term commercial marketplace for a number of reasons, including:
•	the need to develop new supplier and shipper relationships;

•	actual or perceived lack of security of information or privacy protection;

•	possible disruptions, computer viruses or other damage to the Internet servers or to users’ computers; and

•	excessive governmental regulation.
     Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services. Our business, which relies on a contextually rich website that requires the transmission of substantial data, is also significantly dependent upon the availability and adoption of broadband Internet access and other high speed Internet connectivity technologies.
Our revenues may be negatively affected if we are required to charge taxes on purchases.
     We do not collect or have imposed upon us sales or other taxes related to the products we sell, except for certain corporate level taxes and sales taxes with respect to purchases shipped to customers located in the states of Florida, California, Nevada and Virginia. However, one or more states or foreign countries may seek to impose sales or other tax collection obligations on us in the future. A successful assertion by one or more states or foreign countries that we should be collecting sales or other taxes on the sale of our products could result in substantial tax liabilities for past sales, discourage customers from purchasing products from us, decrease our ability to compete with traditional retailers or otherwise substantially harm our financial condition and results of operations.
     Currently, decisions of the U.S. Supreme Court restrict the imposition of obligations to collect state and local sales and use taxes with respect to sales made over the Internet. However, implementation of the restrictions imposed by these Supreme Court decisions is subject to interpretation by state and local taxing authorities. While we believe that these Supreme Court decisions currently restrict state and local taxing authorities outside the states of Florida, California, Nevada and Virginia from requiring us to collect sales and use taxes from purchasers located within their jurisdictions, taxing authorities outside the states of Florida, California, Nevada and Virginia could disagree with our interpretation of these decisions. Moreover, a number of states, as well as the U.S. Congress, have been considering various initiatives that could limit or supersede the Supreme Court’s position regarding sales and use taxes on Internet sales. If any state or local taxing jurisdiction were to disagree with our interpretation of the Supreme Court’s current position regarding state and local taxation of Internet sales, or if any of these initiatives were to address the Supreme Court’s constitutional concerns and result in a reversal of its current position, we could be required to collect sales and use taxes from purchasers located in states other than Florida, Nevada and Virginia. The imposition by state and local governments of various taxes upon Internet commerce could create administrative burdens for us and could decrease our future revenues.
Government regulation of the Internet and e-commerce is evolving and unfavorable changes could substantially restrict our ability to do business and harm our financial condition and results of operations.
     We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may substantially harm our financial condition and results of operations.
Our failure to protect confidential information of our customers and our network against security breaches could damage our reputation and brand and substantially harm our financial condition and results of operations.
     A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks, and a failure to prevent security breaches could damage our reputation and brand and substantially harm our business and results of operations. Currently, a significant number of our customers authorize us to bill their credit card accounts directly. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information, including credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could damage our reputation and brands and expose us to a risk of loss or litigation and possible liability which would substantially harm our business and results of operations. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches.
Interruptions to our systems that impair customer access to our websites would damage our reputation and brands and substantially harm our financial condition and results of operations.
     The satisfactory performance, reliability and availability of our websites, transaction processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. Any future systems interruption that results in the unavailability of our websites or reduced order fulfillment performance could result in negative publicity, damage our reputation and brands and cause our business and results of operations to suffer. Although we have not experienced any material disruption in our services to date, we may be susceptible to such disruptions in the future. We may also experience temporary system interruptions for a variety of other reasons in the future, including power failures, software errors or an overwhelming number of visitors trying to reach our websites during periods of strong demand or promotions. Because we are dependent in part on third parties for the implementation and maintenance of certain aspects of our systems, and because some of the causes of system interruptions may be outside of our control, we may not be able to remedy such interruptions in a timely manner, or at all.
Our failure to address risks associated with credit card fraud could damage our reputation and brands and may cause our financial condition and results of operations to suffer.
     Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. We do not currently carry insurance against this risk. To date, we have experienced minimal losses from credit card fraud, but we face the risk of significant losses from this type of fraud as our revenues increase. Our failure to adequately control fraudulent credit card transactions could damage our reputation and brands and substantially harm our financial condition and results of operations.
Our failure to rapidly respond to technological change could result in our services or systems becoming obsolete and substantially harm our financial condition and results of operations.
     As the Internet and online commerce industries evolve, we may be required to license emerging technologies useful in our business, enhance our existing services, develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. We may not be able to successfully implement new technologies or adapt our websites, proprietary technologies and transaction-processing systems to customer requirements or emerging industry standards. Our failure to do so would substantially harm our financial condition and results of operations.

USE OF PROCEEDS
     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

THE SELLING SHAREHOLDERS
     We have agreed with Hercules Technology Growth Capital, Inc., GunnAllen Financial, Inc., Wedbush Morgan Securities, Inc. and Merriman Curhan Ford & Co. (collectively, the “selling shareholders”) to register under the Securities Act the resale of certain shares of our common stock to be issued to each of them upon the exercise of warrants.
     The following table sets forth information known to us with respect to the beneficial ownership of our common stock by the selling shareholders as of August 18, 2006. The selling shareholders may sell some, all or none of these shares. The table assumes that the selling shareholders sell all of the shares registered under this prospectus. We currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the shares.

			Number of	Shares of Common
	Common Stock		Shares of	Stock Beneficially
	Beneficially Owned		Stock to be	Owned
Selling Shareholders	Prior to the Offering (1)		Offered	After the Offering
	Number	Percent*		Number	Percent*
Hercules Technology Growth Capital, Inc.	91,912	1.70%	91,912	0	*
GunnAllen Financial, Inc.	84,500	1.56%	84,500	0	*
Wedbush Morgan Securities, Inc.	45,500	*	45,500	0	*
Merriman Curhan Ford & Co.	2,757	*	2,757	0	*

			224,669

*	Denotes less than 1%

(1)	Based on 5,417,340 shares of common stock outstanding as of August 18, 2006.

PLAN OF DISTRIBUTION
     We are registering 224,669 shares of our common stock to permit the resale of these shares of common stock by the selling shareholders from time to time after the date of this prospectus. The selling shareholders may sell all or a portion of our common stock beneficially owned by them, and offered hereby, from time to time, directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at prices related to such prevailing market prices, or at negotiated prices. The selling shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits

•	purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the results of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share.
     If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).
     In connection with sales of the common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The selling shareholders may also enter into option or other transactions with broker-dealers or their financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also elect to sell all or a portion of its common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by the selling shareholders and, if a selling shareholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholders and any underwriter, broker-dealer or agent participating in the sale of the shares of common stock may be deemed to be an “underwriter” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed, to any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. To the extent required, the shares of our common stock to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. Any person deemed to be an underwriter will be subject to the prospectus delivery requirements of the Securities Act.
     The aggregate proceeds to the selling shareholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.
     Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.
     The selling shareholders, and any other person participating in the distribution of the shares of common stock registered pursuant to this registration statement, will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act. Regulation M may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.
     We will pay all expenses of the registration of the shares of common stock, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholders will pay all applicable underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against certain liabilities, including under the Securities Act, in accordance with our contractual obligations, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against certain liabilities, including under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the selling shareholders’ contractual obligations, or we may be entitled to contribution. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock against civil liabilities, including liabilities under the Securities Act.
     Once sold under the registration statement which includes this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.
     We have agreed with certain of the selling shareholders to use our commercially reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the shares may be resold by the selling shareholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) when all of the shares have been sold pursuant to such registration statement.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
     We file annual, quarterly and special reports and other information with the Commission. You may read our Commission filings over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy documents at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room.
     We incorporate into this prospectus and registration statement by reference the following documents filed by us with the Commission, each of which should be considered an important part of this prospectus and registration statement:
1.	Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 30, 2006;

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed on May 15, 2006 and August 14, 2006, respectively.

3.	Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed on March 21, 2006, March 29, 2006, June 21, 2006, July 14, 2006 and August 17, 2006;

4.	Description of our common stock contained in the Registration Statement on Form S-1, filed on April 28, 2005, and in the Amendments to the Registration Statement on Form S-1/A filed on July 13, 2005 and on July 28, 2005; and

5.	All other subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by Commission rules and regulations, after the date of this prospectus.
     Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any other subsequently filed document also deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and registration statement. While any securities described herein remain outstanding, we will make available at no cost, upon written or oral request, to any beneficial owner and any prospective purchaser of securities described herein any of the documents incorporated by reference in this prospectus and registration statement. Any such request should be directed to us at the following address: BabyUniverse, Inc., 150 South U.S. Highway One, Suite 500, Jupiter, Florida 33477, Attention: Jonathan Teaford, (561) 277-6400.
     You should rely only on the information contained in this prospectus and registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus and registration statement speaks only as of the date of this prospectus and registration statement unless the information specifically indicates that another date applies.
     The information in this prospectus and registration statement and any prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus and registration statement, as well as the documents incorporated by reference in the prospectus and registration statement, before making an investment decision.

LEGAL MATTERS
     Legal matters regarding the validity of our common stock offered under this prospectus will be passed upon on our behalf by Akerman Senterfitt, Miami, Florida.
EXPERTS
     Our consolidated financial statements for each of the years ended December 31, 2003 and 2004 have been audited by Lieberman & Associates, P.A., independent registered public accounting firm, and our consolidated financial statements for the year ended December 31, 2005 were audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm(s) as experts in giving said reports.

BABYUNIVERSE, INC.
224,669 Shares of Common Stock, Par Value $0.001 per Share

PROSPECTUS

August __, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses, all of which are to be paid by us, in connection with the sale and distribution of the securities being registered:

SEC Registration Fee	$166.21
Legal Fees and Expenses	10,000.00
Accounting Fees and Expenses	5,000.00
Printing Expenses	2,500.00
Miscellaneous	1,333.79

Total	$19,000.00

*	Estimated.
Item 15. Indemnification of Directors and Officers.
     The Company’s Amended and Restated Articles of Incorporation and Amended Bylaws provide for the indemnification of directors and officers. The general effect of these provisions is to indemnify to the fullest extent provided, authorized, allowed or not prohibited by the Florida Business Corporation Act, any director or officer against any liability arising from any action or suit in which he is involved by the reason of the fact that he is or was a director or officer of the Company. Advances against expenses may be made under the Amended Bylaws and the indemnity coverage provided thereunder includes liabilities under the federal securities laws as well as in other contexts.
     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in our favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws.
Item 16. Exhibits

Exhibit No.	Description

2.1	Form of Warrant, dated August 8, 2005, by and between BabyUniverse, Inc. and each of GunnAllen Financial, Inc. and Wedbush Morgan Securities, Inc. (incorporated by reference to Exhibit 1.1 of BabyUniverse, Inc.’s Registration Statement on Form S-1 — Registration Number 333-124395).
2.2	Warrant Agreement, dated as of July 11, 2006, by and between BabyUniverse, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 4.2 of BabyUniverse, Inc.’s Current Report on Form 8-K filed July 14, 2006).

2.3	Warrant Agreement, dated as of July 11, 2006, by and between BabyUniverse, Inc. and Merriman Curhan Ford & Co.*
4.1	Specimen Common Stock certificate (incorporated by reference to the identically numbered exhibit in BabyUniverse, Inc.’s Registration Statement on Form S-1/A — Registration Number 333-124395).
5.1	Opinion of Akerman Senterfitt.*
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm.*
23.2	Consent of Lieberman & Associates, P.A., independent registered public accounting firm*
23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).*
24.1	Power of Attorney (set forth on the signature pages of this registration statement).*

*	Filed herewith.
Item 17. Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida on August 24, 2006.

BABYUNIVERSE, INC.
By:	/s/ John C. Textor
	Name:	John C. Textor
	Title:	Chief Executive Officer

Power of Attorney
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John C. Textor and Jonathan Teaford, or either of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, in connection with the registrant’s registration statement on Form S-3 under the Securities Act of 1933, including to sign the registration statement in the name and on behalf of the registrant or on behalf of the undersigned as a director or officer of the registrant, and any and all amendments or supplements to the registration statement, including any and all stickers and post-effective amendments or supplements to the registration statement and to sign any and all additional registration statements relating to the same offerings of securities as those that are covered by the registration statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Textor John C. Textor	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board	August 24, 2006

/s/ Stuart Goffman Stuart Goffman	Chief Operating Officer and Director	August 24, 2006

/s/ Robert Brown Robert Brown	Chief Financial Officer (Principal Financial and Accounting Officer)	August 24, 2006

/s/ Jonathan Teaford Jonathan Teaford	Executive Vice President and Director	August 24, 2006

/s/ Curtis S. Gimson Curtis S. Gimson	Director	August 24, 2006

Bethel G. Gottlieb	Director

/s/ John Nichols John Nichols	Director	August 24, 2006

/s/ Carl Stork Carl Stork	Director	August 24, 2006

EXHIBIT INDEX

Exhibit No.	Description

2.1	Form of Warrant, dated August 8, 2005, by and between BabyUniverse, Inc. and each of GunnAllen Financial, Inc. and Wedbush Morgan Securities, Inc. (incorporated by reference to Exhibit 1.1 of BabyUniverse, Inc.’s Registration Statement on Form S-1 — Registration Number 333-124395).
2.2	Warrant Agreement, dated as of July 11, 2006, by and between BabyUniverse, Inc. and Hercules Technology Growth Capital, Inc. (incorporated by reference to Exhibit 4.2 of BabyUniverse, Inc.’s Current Report on Form 8-K filed on July 14, 2006).
2.3	Warrant Agreement, dated as of July 11, 2006, by and between BabyUniverse, Inc. and Merriman Curhan Ford & Co.*
4.1	Specimen Common Stock certificate (incorporated by reference to the identically numbered exhibit to BabyUniverse, Inc.’s Registration Statement on Form S-1/A — Registration Number 333-124395).
5.1	Opinion of Akerman Senterfitt.
23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm.
23.2	Consent of Lieberman & Associates, P.A., independent registered public accounting firm.
23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1).
24.1	Power of Attorney (set forth on the signature pages of this registration statement).